Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-236734, 333-253922, 333-258000, 333-263252, and 333-270293) on Form S-8 and the registration statement (No. 333-253955) on Form S-3 of our report dated March 4, 2024, with respect to the financial statements of Passage Bio, Inc.

/s/ KPMG LLP

Philadelphia, Pennsylvania

March 4, 2024